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                                                                   EXHIBIT 10.33


                              EMPLOYMENT AGREEMENT

         AGREEMENT made as of December 15, 1994, by and between Recognition International Inc., a Delaware corporation (the "Company"), and Thomas A. Loose (the "Employee").
         The Company desires to continue the employment of the Employee to serve the Company in an executive capacity and to obtain the benefit of the Employee's knowledge, experience and abilities and the Employee is willing to serve in such capacity and continue his employment by the Company.
         NOW, THEREFORE, in consideration of the mutual covenants herein contained, the parties hereto hereby agree as follows:
         1. Employment Agreements. This Agreement supersedes and replaces in all respects the agreement between the parties hereto dated November 1, 1989, as amended.
         2. Position and Responsibilities. During the Employment Period (as hereinafter defined), the Company shall employ the Employee and the Employee shall serve the Company in an executive capacity as "counsel" to the Company and to its Board of Directors giving advice as to matters attendant to his role as General Counsel to the Company in prior periods. Except during periods of illness or disability, the Employee shall devote such business time to the business and affairs of the Company and the promotion of its interests
as may be requested by the Chief Executive Officer,   provided that such
request shall not exceed one-half of usual and customary business time.
         3.      Employment Period.
         3.1. The Employment Period shall mean the period commencing as of the date of this Agreement and continuing until June 15, 1996, unless earlier terminated by the Company pursuant to paragraph 3.2 hereof or terminated by the Employee.
         3.2 The Company shall have the right in its sole discretion, on written notice to the Employee, to terminate the Employee's employment with or without Cause (as defined in Paragraph 5.5), such termination to be effective as of the date

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on which notice is given or as of such later date otherwise specified in the notice.
         4.      Compensation.
         4.1. The Company shall pay to the Employee for the services to be rendered by the Employee hereunder a salary at the rate of $15,278 per month payable no less frequently than every month.
         4.2. During the Employment Period, the Employee shall be entitled to participate fully in any benefit plans, programs, policies and fringe benefits which are made available to the corporate officers of the Company generally including (but not limited to) automobile allowance and medical, dental, disability and life insurance except that Employee shall not accrue any vacation during the Employment Period and Employee shall not be eligible to participate in the Company's Executive Bonus Plan for fiscal year 1995 or thereafter.
         5.      Severance Pay upon Termination of Employment without Cause.
         5.1 In the event that (i) the Company terminates the Employee's employment for any reason other than for Cause or Disability; or (ii) the Employee terminates his employment as a result of any of the following reasons:
(A) without the Employee's consent the Company materially diminishes the scope of the Employee's duties, assigns to the Employee duties materially inconsistent with his designated position, or reduces the Employee's salary to an amount less than previously determined or established by the Committee, or
(B) the Company breaches any of its material obligations under this Agreement and such breach is not cured within 30 days after written notice thereof by the Employee; then the Company shall, within 30 days after that termination, pay the Employee a lump sum severance payment in an amount equal to $15,278 times the number of months equal to eighteen months less that number of full months from December 15, 1994 to the date of Employee's termination. Notwithstanding the foregoing, if the Employee terminates his employment pursuant to clause
(ii) above, he shall be entitled to the severance payment provided for in this paragraph only if he gives written notice to the Company of his termination of employment within 30 days after





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the occurrence of the event or events specified in clause (ii) on which he bases his termination and such notice specifies such event or events.
         5.2 Except as provided in Sections 5.3 and 5.4 hereof, the severance payments provided for in Paragraph 5.1 of this Agreement shall be in lieu of all severance payments or benefits to which the Employee might otherwise be entitled under Company severance policies from time to time in effect, except for (i) accrued and unpaid Base Salary to the date of termination, (ii) the Company's obligations relating to medical insurance coverage set forth in
Paragraph   below, and (iii) benefits payable or available to the Employee pursuant to the Company's Executive Benefit Plan. Nothing contained in the foregoing shall be construed so as to affect the Employee's rights or the Company's obligations relating to agreements or benefits which are unrelated to termination of employment.
         5.3 Disability. If Employee's employment by the Company is terminated as a result of Employee's Disability, the Company will pay to Employee for the period beginning on the date of such termination and ending on June 15, 1996, a monthly disability benefit in an amount equal to that amount which, when added to the total amount of all benefits to which Employee may be entitled under any group benefit plan for employees of the Company that are payable as a result of such Disability, shall equal $15,278 per month.
         5.4 Parachute Payment. That certain agreement dated May 10, 1988, between the Company and the Employee regarding change in control of the Company is hereby terminated, and the following terms are agreed upon in lieu thereof:
         Unless the Employee's employment has been terminated for Cause or for Disability prior to a Sale Event, in the event that a Sale Event should take place during the period from December 15, 1994 to June 15, 1996, the Company will pay to the Employee in a lump sum in place of the Employee's monthly salary after a Sale Event, the sum of $550,000 if a Sale Event should occur on or before December 15, 1995, or the sum of $367,000 if a Sale Event should occur during the





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         period from December 15, 1995 to June 15, 1996.  A Sale Event shall not affect Employee's employment status. If the Employee's employment has terminated other than for Cause or Disability prior to the Sale Event and prior to June 15, 1996, the amount of $550,000 or $367,000 as applicable pursuant to the previous sentence, shall be reduced by the amount of any severance payment paid to the Employee pursuant to paragraph 5.1 above. Notwithstanding the foregoing, the amounts set forth above to be paid in the event of a Sale Event shall be reduced in value to the maximum amount that can be paid so that the then aggregate present value of all "parachute payments" (as defined in Section 280G of the Internal Revenue Code of 1986, as amended) to which the Employee is entitled does not equal or exceed 300% of the Employee's "annualized includible compensation for the base period". In determining the reduction, there shall be first taken into account any other "parachute payments" to which the Employee is entitled.
         5.5 Definitions. For purposes of this Agreement, the following terms shall have the following meanings:
         "CAUSE" shall mean: (i) failure by the Employee in any material respect to comply with any of the terms of this Agreement; (ii) repeated failure by the Employee to follow the established reasonable and material written or other policies, standards and regulations of the Company; (iii) willful engagement by the Employee in gross misconduct injurious to the Company or any of its subsidiaries (including, without limitation, fraudulent misappropriation of Company confidential or proprietary information); or (iv) Employee's conviction in a court of law of, or guilty plea or plea of nolo contendere to, any crime that constitutes a felony in the jurisdiction involved; provided, however, that occurrences described in clauses (i) and (ii) of this paragraph shall not be deemed to constitute "Cause" unless Employee shall have first received written notice from the Chief Executive Officer advising the Employee in reasonable detail of the specific acts or omissions alleged to constitute "Cause" under said clauses, and such act or omission continues after Employee shall have had a reasonable opportunity to cease or correct the acts or omissions so complained of.

         "COMPANY" shall mean not only Recognition International Inc. but also its successors by merger or otherwise.





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         "DISABILITY" shall mean the Employee's inability, due to illness, accident or other physical incapacity to perform his duties hereunder for more than 180 days during any 12 month period. The determination of the Employee's Disability shall be made by the Compensation Committee of the Board of Directors of the Company.

         "SALE EVENT" shall mean the following:
              (i) the acquisition by one or more related parties of more than 50% of the outstanding capital stock of the Company;
              (ii) a sale of substantially all of the assets of the Company; or
              (iii) a merger or consolidation of the Company with another entity in which the Company's shareholders immediately prior to such transaction do not, immediately following such transaction, own at least a majority of the outstanding stock or other equity ownership in the resulting entity.
         6. Retirement Benefits. Pursuant to the consent of the Compensation Committee of the Board of Directors of the Company, Employee shall receive benefits pursuant to Section 5.1.C of the Executive Benefit Plan, as amended and restated as of December 1, 1984 and as further amended on December 10, 1992, and pursuant to the related letter of acceptance executed by Employee and the Company dated January 15, 1985, as amended as to Employee as of May 27, 1992. The benefit payments shall be at the monthly rate of $9,476, shall commence on December 15, 1994, and shall be payable at least monthly thereafter, in accordance with the terms of such Plan.
         7. Additional Benefits. Upon termination of employment, Employee shall also receive the following benefits:
         7.1 Employee will be given the option to convert the Split Dollar Life Insurance Policy on Employee's life to a personal policy owned by Employee pursuant to the provisions of the agreements between Employee and the Company relating to the policy.
         7.2 Stock Options. Pursuant to the Company's Corporate Incentive Plan (the "Plan"), the Compensation Committee of the Board of Directors of the Company has determined that upon Employee's termination, each outstanding option held by the Employee shall be fully exercisable (whether or not exercisable





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on the date of such termination) at any time prior to the expiration date of the option. Pursuant to the plan, the Compensation Committee has determined that such termination constitutes special circumstances that, in the judgment of the Compensation Committee, merits the following increase in the period of exercisability of each option, except incentive stock options, held by the Employee at the time of such termination. Therefore, in the event of such termination, each outstanding option, except incentive stock options, held by the Employee shall be exercisable at any time prior to the expiration date of said option, or until October 31, 1997, whichever is the shorter period. This Agreement shall constitute an amendment to each agreement between the Employee and the Company under the Plan.
         7.3 Employee will also be reimbursed on a monthly basis for the amounts which Employee pays under COBRA in order to purchase group health plan coverage for Employee and Employee's spouse under the Company's Bene/Flex Plan for a period of 18 months following Employee's termination of employment. In addition, if Employee is terminated without Cause prior to June 15, 1996, the Company will provide Employee medical and dental coverage equivalent to the coverage provided to Employee under COBRA for that period between the expiration of Employee's coverage under COBRA and Employee's 65th birthday, and the Company will reimburse Employee monthly for any amounts which Employee is required to pay for such coverage.
         8. Source and Timing of Payments. All payments provided under this Agreement shall be paid in cash from the general funds of the Company, and no special or separate fund shall be established, and no other segregation of assets made, to assure payment. Employee shall have no right, title, or interest whatever in or to any investments which the Company may make to aid the Company in meeting its obligations hereunder. Nothing contained in this Agreement, and no action taken pursuant to its provisions, shall create or be construed to create a trust of any kind, or a fiduciary relationship, between the Company and Employee or any other person. To the extent that any person acquires a right to receive payments from the Company hereunder,





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such right shall be no greater than the right of an unsecured creditor of the
Company. All payments required to be made to Employee in installments hereunder shall be made over the applicable period in accordance with the Company's normal payroll dates and procedures. All payments under this Agreement that are not specified to be paid in installments shall be paid in a lump sum.

        9. Agreement Not To Compete. Provided that the Company has complied in all material respects with this Agreement, the Employee agrees that he will not, prior to the expiration of one year after the date of termination of his employment with the Company, become employed by, or provide services as a consultant or otherwise to, BancTec, Inc., FileNet Corporation, ScanOptics, Inc., Wang Laboratories, Inc. or Viewstar Corporation, or any subsidiary, affiliate or successor of any such company, or any subsidiary, affiliate or division of International Business Machines Corporation or AT&T Global Information Systems that deals primarily with workflow, check processing or imaging products. This agreement not to compete shall apply worldwide. Employee acknowledges that the restrictions contained in this paragraph, in view of the nature of the business in which the Company is engaged and Employee's position within the Company, are reasonable and necessary in order to protect the legitimate interests of the Company, and that any violation thereof would result in irreparable injuries to the Company.

        10. Company Proprietary Information. Upon termination of Employee's employment for any reason, he will forthwith deliver and assign to the Company all the results of his service as an employee and all documents, records, notebooks and repositories of or containing secret, confidential or proprietary information concerning the Company or its business or affairs, including all copies thereof in his possession or control, whether prepared by him or others. In the absence of permission by the Company, Employee will not at any time during, or after the termination of, his employment reveal, divulge or make known to any person outside the Company's business organization or use for his own account any secret, confidential or proprietary information





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concerning the Company or its business or affairs known to him (whether or not developed in whole or in part by his efforts). During and after the termination of his employment, Employee will make no use of any such information except for the benefit of the Company.
         11. Injunctive Relief. Employee agrees that the Company will have no adequate remedy at law if he violates any of the terms of Paragraphs 9 or 10 above. In such event, the Company will have the right, in addition to any other right the Company may have, to obtain injunctive relief to restrain any breach or threatened breach by the Employee or specific enforcement of such terms. The Company and the Employee recognize that the terms of such paragraphs may be subject to reformation by a court of equity or by arbitration pursuant to the provisions of Paragraph 17, and it is the Company's and the Employee's agreement and intention that such terms are severable and divisible, and the invalidity of any such term under applicable law shall not affect the enforceability of any of the remaining terms and that any such terms not enforceable in full under applicable law shall be reformed and construed to provide for a scope and duration consistent with the maximum scope and duration enforceable under applicable law.
         12. Tax Withholding. Payments to the Employee of all compensation and other amounts contemplated under this Agreement shall be subject to all applicable legal requirements with respect to the withholding of taxes.
         13. Assignment. Neither this Agreement nor any right, duty, obligation or interest hereunder shall be assignable or delegable by the Employee without the Company's prior written consent; provided, however, that nothing in this paragraph shall preclude the Employee from designating any of his beneficiaries to receive any benefits payable hereunder upon his death or disability, or his executors, administrators, or other legal representatives from assigning any rights hereunder to the person or persons or entities entitled thereto. This Agreement shall inure to the benefit of and be binding upon the Company, its successors and assigns, and upon the Employee and his heirs,





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estate, executors, administrators and legal representatives.  The Company shall assign this Agreement to any successor to all or a substantial portion of the Company's business and assets and the Company will require any such successor (whether direct or indirect, by purchase, merger, consolidation or otherwise) to expressly assume and agree to perform this Agreement in the same manner and to the same extent that the Company would be required to perform it if no such succession had taken place. Failure of the Company to obtain such assumption and agreement prior to the effectiveness of any such succession shall be a breach of this Agreement and shall entitle the Employee to compensation from the Company in the same amount and on the same terms as he would be entitled to hereunder upon a Sale Event, except that for purposes of implementing the foregoing, the date on which any such succession becomes effective shall be deemed the date of the Sale Event.
         14. Headings. The headings of the paragraphs hereof are inserted for convenience only and shall not be deemed to constitute a part hereof nor to affect the meaning thereof.
         15. Notices. All notices under this Agreement shall be in writing and shall be deemed to have been given at the time when delivered by hand or when mailed by registered or certified mail, addressed to the appropriate address below stated of the party to which notice is given, or to such changed address as such party may have fixed by notice:
         To the Company:

         if by mail:
                 Recognition International Inc.
                 Post Office Box 660204
                 Dallas, Texas 75266
                 Attn:  Secretary

         if by hand:
                 Recognition International Inc.
                 2701 East Grauwyler Road
                 Irving, Texas 75061
                 Attn:  Secretary





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         To the Employee:

                 At his home address as shown
                 in the Company's personnel records

provided, however, that any notice of change of address shall be effective only upon receipt.
         16.   Miscellaneous.
                 (a) No provision of this Agreement may be modified, waived or discharged unless such waiver, modification or discharge is agreed to in writing and signed by the Employee and such officer as may be specifically designated by the Committee or the Board. No waiver by either party hereto at any time of any breach by the other party hereto of, or compliance with, any condition or provision of this Agreement to be performed by such other party shall be deemed a waiver of similar or dissimilar provisions or conditions at the same or at any prior or subsequent time. No agreements or representations, oral or otherwise, express or implied, with respect to the subject matter hereof have been made by either party which are not expressly set forth in this Agreement. The validity, interpretation, construction and performance of this Agreement shall be governed by the laws of the State of Texas.
                 (b) The invalidity or unenforceability of any provision of this Agreement shall not affect the validity or enforceability of any other provision of this Agreement, which shall remain in full force and effect.
                 (c) This Agreement may be executed in several counterparts, each of which shall be deemed to be an original but all of which together will constitute one and the same instrument.
                 (d)  This Agreement is not intended to and does not supersede
(i) that certain letter agreement regarding the possible reduction in benefits payable by reason of a Change in Control between the Company and the Employee dated January 12, 1994, and (ii) that certain Employee Agreement and Assignment of Inventions between the Company and the Employee dated February 5, 1990.





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         17.     Arbitration.
         17.1 Any controversy between the parties hereto involving the construction or application of any of the terms, covenants or conditions hereof shall, on the written request of one party served upon the other, be submitted to arbitration, and such arbitration shall be governed by the provisions of the Texas General Arbitration Act, Articles 224 through 238-20 of the Revised Civil Statutes of Texas, as amended from time to time.
         17.2 The parties hereto may agree upon one arbitrator to resolve any controversy, but in the event that they cannot so agree, there shall be three arbitrators, one named in writing by each of the parties with notice thereof to be furnished to the other party within thirty (30) days after demand for arbitration is made, and a third to be chosen by the two so named within thirty (30) days after the appointment of the second arbitrator. If either party refuses or neglects to join in the appointment of the arbitrator(s) within the designated period, or if the two arbitrators chosen by the parties are unable to agree on a third arbitrator within the designated period, any arbitrator not so selected shall be appointed by the court on the application of either party in accordance with the provisions of Article 226 of the Revised Civil Statutes of Texas.
         17.3 At the time any dispute hereunder is submitted to arbitration, the parties hereto shall use reasonable efforts to agree on the procedures to govern such arbitration. If the parties hereto are unable to agree on such procedures within thirty (30) days after the designation of the arbitrator(s), the arbitrator(s) shall determine such procedures.
         17.4 All arbitration hearings conducted hereunder, and all judicial proceedings to enforce any of the provisions hereof relating to arbitration, shall take place in Dallas County, Texas and shall be governed by the laws of the State of Texas.
         17.5 Unless a Sale Event shall have occurred, each party shall be responsible for its own attorneys' fees and expenses and all other expenses incurred by such party in connection with the arbitration, and the other costs and expenses of the arbitration proceeding, including the fees and expenses of the arbitrator(s)





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themselves, shall be shared equally by the parties.  If a Sale Event has occurred, the Company will, upon submission of proper documentation, promptly reimburse Employee for his attorneys' fees and expenses, and all other expenses incurred in connection with the proceeding, including (i) the fees and expenses of the arbitrator(s) themselves, without regard to the outcome of the arbitration proceeding, and (ii) any legal fees and expenses incurred in any legal proceeding to enforce the decision reached in an arbitration proceeding.
         17.6 The award under any arbitration hereunder shall be made within sixty (60) days of the conclusion of the arbitration. The award shall be in writing and signed by the arbitrator(s) joining in the award and shall be binding upon the parties.
         17.7 Notwithstanding the above, either party shall have the right to seek injunctive relief from a court of competent jurisdiction in order to protect the rights of the parties pending the final award/judgment of the arbitrator.
         18. Complete Agreement; Amendments. The foregoing is the entire agreement of the parties with respect to the subject matter hereof and may not be amended, supplemented, cancelled or discharged except by written instrument executed by both parties hereto.

         IN WITNESS WHEREOF, the parties hereto have executed this Agreement as of the date first above written.


                                        RECOGNITION INTERNATIONAL INC.


                                        By:     /s/ Robert A. Vanourek
                                            -----------------------------



                                        EMPLOYEE


                                        /s/ Thomas A. Loose
                                        -------------------------------------
                                        Thomas A. Loose




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